Exhibit 8.1

Daniel P. Meehan

T: (720) 566-4061

dmeehan@cooley.com

February 6, 2008

Precision Therapeutics, Inc.

2516 Jane Street

Pittsburgh, PA 15203

Ladies and Gentlemen:

We have acted as counsel to you in connection with the transactions contemplated (i) by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 3, 2007, as amended on January 24, 2008, by and among Oracle Healthcare Acquisition Corp., a Delaware corporation (“Parent”), PTI Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Precision Therapeutics, Inc., a Delaware corporation (the “Company”), and (ii) by the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”) and the Form S-4 Registration Statement of which it is a part (the “Registration Statement”), initially filed with the Securities and Exchange Commission on December 6, 2007 (file No. 333-147857). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

For the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations, and warranties contained in the following documents (including all exhibits and schedules attached thereto):

(i)	the Merger Agreement;

(ii)	the Registration Statement;

(iii)	the tax representation letters from Parent and Merger Sub to Cooley Godward Kronish LLP and to Willkie Farr & Gallagher LLP, furnished pursuant to Sections 7.1(c) and 8.3(g) of the Merger Agreement, and the tax representation letters from the Company to Willkie Farr & Gallagher LLP, and to Cooley Godward Kronish LLP, furnished pursuant to Sections 7.1(c) and 8.3(g) of the Merger Agreement (collectively, the “Tax Representation Certificates”); and

(iv)	such other instruments and documents related to the formation, organization, and operation of Parent, Merger Sub, and the Company, and to the

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Precision Therapeutics, Inc.

February 6, 2008

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consummation of the Merger and the other transactions contemplated by the Merger Agreement, as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

(i)	Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

(ii)	All representations, warranties, and statements made or agreed to by Parent, Merger Sub, and the Company, and by their managements, employees, officers, directors, and stockholders in connection with the Merger, including, but not limited to, (x) those set forth in the Merger Agreement (including exhibits thereto), (y) those set forth in the Registration Statement, and (z) those set forth in the Tax Representation Certificates, are, or will be, true, complete and accurate at all relevant times;

(iii)	Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification;

(iv)	All covenants contained in the Merger Agreement (including exhibits thereto) will be performed without waiver or breach of any material provision thereof; and

(v)	The Merger will be consummated in accordance with the Merger Agreement without any waiver or breach of any provision thereof, and the Merger will be effective under applicable state law.

Based upon the foregoing, and subject to the assumptions and qualifications set forth herein, we hereby confirm that the discussion in the Proxy Statement/Prospectus under the heading “Material U.S. Federal Income Tax Consequences,” to the extent that such discussion relates to matters of United States federal income tax law, constitutes our opinion.

This opinion does not address the various state, local, or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Merger Agreement and does not address any United States federal tax consequences of any transaction other than as set forth above. In addition, no opinion is expressed as to any United States federal tax consequence of the Merger or the other transactions contemplated by the Merger Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

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Precision Therapeutics, Inc.

February 6, 2008

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No opinion is expressed as to any transaction whatsoever, including the Merger, if any of the representations, warranties, statements, and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

This opinion only represents our best judgment as to the United States federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency, or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations, and published rulings. No assurance can be given that future legislative, judicial, or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

This opinion is being provided to you solely for use in connection with the Registration Statement, and this opinion letter may not be relied upon by any other person for any other purpose. We hereby consent to the use of our name under the caption “Material U.S. Federal Income Tax Consequences” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY GODWARD KRONISH LLP

By:	/s/ Daniel P. Meehan
Daniel P. Meehan

380 INTERLOCKEN CRESCENT, SUITE 900 BROOMFIELD CO 80021 T: (720) 566-4000 F: (720) 566-4099 WWW.COOLEY.COM